PRINCIPAL PRIVATE CREDIT FUND I
MANAGEMENT AGREEMENT
AGREEMENT to be effective April 15, 2024, by and between PRINCIPAL PRIVATE CREDIT FUND I, a Delaware statutory trust (hereinafter called the “Fund”), and PRINCIPAL GLOBAL INVESTORS, LLC, a Delaware limited liability company (hereinafter called the “Manager”).
W I T N E S S E T H:
WHEREAS, The Fund has furnished the Manager with copies properly certified or authenticated of each of the following:
(a)Agreement and Declaration of Trust of the Fund;
(b)Bylaws of the Fund as adopted by the Board of Trustees; and
(c)Resolutions of the Board of Trustees of the Fund selecting the Manager as investment adviser for the Fund and approving the form of this Agreement with respect to the Fund; and
WHEREAS, The Fund desires to retain the Manager to provide investment management services to the Fund on the terms set forth in this Agreement, and the Manager is willing to provide such investment management services to the Fund on the terms set forth in this Agreement; and
NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the Fund hereby appoints the Manager to act as investment adviser and manager of the Fund, and the Manager agrees to act, perform, or assume the responsibility therefore in the manner and subject to the conditions hereinafter set forth. The Fund will furnish the Manager from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.
1.INVESTMENT ADVISORY SERVICES
The Manager will regularly perform the following services for the Fund:
(a)Provide investment research, advice and supervision;
(b)Provide investment advisory, research and statistical facilities and all clerical services relating to research, statistical and investment work;
(c)Furnish to the Board of the Fund (or any appropriate committee of such Board), and provide ongoing review, evaluation and revision from time to time as conditions require of, a recommended investment program for the Fund’s portfolio consistent with the Fund’s investment objective and policies, including any recommendation for any combination or liquidation of the Fund;
(d)Where applicable, based upon research, analysis and due diligence, recommend to the Board of the Fund one or more sub-advisers for the Fund; regularly monitor and evaluate each sub-adviser’s performance, and recommend changes to the sub-advisers in situations in which appropriate;
(e)Implement such of its recommended investment program for the Fund as the Fund shall approve, by placing orders for the purchase and sale of securities, subject always to the provisions of the Fund’s and the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”), and the Fund’s Registration Statement, current Prospectus and Statement of Additional Information, as each of the same shall be from time to time in effect;

(f)Advise and assist the officers of the Fund in taking such steps as are necessary or appropriate to carry out the decisions of its Board and any appropriate committees of such Board regarding the general conduct of the investment business of the Fund; and
(g)Report to the Board of the Fund at such times and in such detail as the Board may deem appropriate in order to enable it to determine that the investment policies of the Fund are being observed.
2.LOAN ADMINISTRATIVE SERVICES
The Manager, on behalf of the Fund, shall provide loan administration services with respect to certain of the investments of the Fund, and in such capacity may be named Administrative Agent (or other comparable title) pursuant to applicable loan or credit agreements and may be compensated by the borrower or an affiliate of the borrower for such services as set forth in such loan or credit agreements, or related fee letters.
3.RESERVED RIGHT TO DELEGATE DUTIES AND SERVICES TO OTHERS
In each case, to the extent required by applicable law (i) subject to the prior approval of a majority of the Board Members of the Fund, including a majority of the Board Members who are not interested persons (as defined in the 1940 Act) of the Manager, Principal Life Insurance Company, or the Fund and, (ii) by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, the Manager, in assuming responsibility for the various services as set forth in this Agreement, may (a) enter into agreements with others for the performance of certain duties and services or (b) delegate the performance of some or all of such duties and services to Principal Life Insurance Company, or one or more affiliates thereof; provided, however, that (x) the entry into any such agreements shall not relieve the Manager of its duty to review and monitor the performance of such persons to the extent provided in the agreements with such persons or as determined from time to time by the Board and (y) the entry into any such agreements in clause (a) or any such delegation in clause (b) shall not relieve the Manager of any of its obligations under this Agreement.
4.EXPENSES BORNE BY THE MANAGER
The services of all investment professionals and staff of the Manager, when and to the extent engaged in providing investment advisory services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Manager and not by the Fund.
5.COMPENSATION OF THE MANAGER BY FUND
(a)Management Fee. For the investment advisory services to be rendered and payments made by the Fund as provided in this Agreement, the Fund will accrue daily and pay the Manager monthly, or at such other intervals as the Fund and Manager may agree, a fee based on the average of the values placed on the net assets of the Fund as of the time of determination of the net asset value on each trading day throughout the month in accordance with Schedule 1 attached hereto. Net asset value shall be determined pursuant to applicable provisions of the Agreement and Declaration of Trust of the Fund. If pursuant to such provisions the determination of net asset value is suspended, then for the purposes of this Section 5 the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets for each day the suspension continues. The Manager may, at its option, waive all or part of its compensation for such period of time as it deems necessary or appropriate.
(b)Incentive Fee. The Manager shall receive an incentive fee (the “Incentive Fee”) calculated as set forth below. Examples of the Incentive Fee calculation are set forth in Schedule 2 attached hereto.

The Incentive Fee is earned on Pre-Incentive Fee Net Investment Income, as defined below, and shall be determined and payable in arrears as of the end of each calendar quarter during which this Agreement is in effect. The Incentive Fee for each quarter will be calculated as follows:
i.No Incentive Fee will be payable in any calendar quarter in which the Pre-Incentive Fee Net Investment Income does not exceed the quarterly Hurdle Rate, as defined below.
ii.All Pre-Incentive Fee Net Investment Income, if any, that exceeds the Hurdle Rate, but is less than or equal to a catch-up threshold, will be payable to the Manager.
iii.For any quarter in which Pre-Incentive Fee Net Investment Income exceeds the applicable catch-up threshold, the Incentive Fee shall equal 15% of Pre-Incentive Fee Net Investment Income.
iv.“Hurdle Rate” is defined as the rate of return on the Fund’s net assets, equal to the greater of (x) 1.50% per quarter (or an annualized rate of 6.00%), or (y) the sum of the current three-month forward-looking term SOFR (i.e., as published two-business days prior to the commencement of the applicable quarter), divided by four, plus 0.75% per quarter (the “Hurdle Rate”). For purposes of calculating the Incentive Fee, net assets mean the total assets of the Fund minus the Fund’s liabilities. For purposes of the Incentive Fee, net assets are calculated using the quarter-to-date average net assets for the relevant calendar quarter.
v.“Pre-Incentive Fee Net Investment Income” is defined as: (i) fund-level book interest income, dividend income, and payment-in-kind income (and not including amortization/accretion or income generated from original issue discounts), minus (ii) the Fund’s operating expense (which, for this purpose, shall include interest payments on fund borrowings as well as other credit facility expenses, and shall not include any distributions and/or shareholder servicing fees, expenses related to fund investments, acquired fund fees and expenses, tax reclaim recovery expenses, litigation, any other extraordinary expense, any class-level specific expenses, or Incentive Fee) for the quarter.
6.EXPENSES BORNE BY FUND
The Fund will pay, without reimbursement by the Manager, all expenses attributable to the operation of the Fund (including payment for the use of valuation services) or the services described in this Agreement and not specifically identified in this Agreement as being paid by the Manager.
7.AVOIDANCE OF INCONSISTENT POSITION
In connection with purchases or sales of portfolio securities for the account of the Fund, neither the Manager nor any of the Manager’s directors, officers or employees will act as a principal or agent or receive any commission.
8.LIMITATION OF LIABILITY OF THE MANAGER
The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith, or gross negligence on the Manager’s part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

9.COPIES OF CORPORATE DOCUMENTS
The Fund will furnish the Manager promptly with properly certified or authenticated copies of amendments or supplements to its Declaration of Trust and Bylaws. Also, the Fund will furnish the Manager financial and other corporate information as needed, and otherwise cooperate fully with the Manager in its efforts to carry out its duties and responsibilities under this Agreement.
10.DURATION AND TERMINATION OF THIS AGREEMENT
This Agreement shall become effective as of [ ], 2024, as may be amended from time to time, and, unless otherwise terminated with respect to the Fund, shall continue in effect thereafter for the initial term of two years, and thereafter from year to year, provided that in each case the continuance is specifically approved within the period required by the 1940 Act either by the Board Members of the Fund or by a vote of a majority of the outstanding voting securities of the Fund and in either event by vote of a majority of the Board Members of the Fund who are not interested persons of the Manager, Principal Life Insurance Company, or the Fund cast in accordance with the requirements of the 1940 Act after taking into effect any exemptive order, no-action assurances, or other relief, rule, or regulation upon which the Fund may rely. This Agreement may, on sixty days written notice, be terminated with respect to the Fund at any time without the payment of any penalty, by the Board Members of the Fund, by vote of a majority of the outstanding voting securities of the Fund, or by the Manager. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 10, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of “interested person,” “assignment,” “voting security” and “majority of the outstanding voting securities”) shall be applied.
11.AMENDMENT OF THIS AGREEMENT
No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations, or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Fund and by the vote of a majority of the Fund Board Members who are not interested persons of the Manager, Principal Life Insurance Company, or the Fund cast in accordance with the requirements of the 1940 Act after taking into effect any exemptive order, no-action assurances, or other relief, rule, or regulation upon which the Fund may rely.
12.    GOVERNING LAW
This Agreement shall be construed and the provisions interpreted under and in accordance with the laws of the State of Delaware.
13.    NO WAIVER
The failure of either party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions or rights, and no waiver shall be binding unless executed in writing by all parties hereto.

14.    SEVERABILITY
If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
15.    HEADINGS
The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
16.    COUNTERPARTS
This Agreement may be executed in one or more counterparts (including by facsimile or pdf transmission), each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.
17.    NOTICES
All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, by electronic mail, or by registered or certified mail (postage prepaid, return receipt    requested) to the respective parties at their respective principal executive office addresses.
18.    ENTIRE AGREEMENT
This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and undertakings, both written and oral, between the parties with respect to such subject matter.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

PRINCIPAL PRIVATE CREDIT FUND I

By:	/s/ Adam U. Shaikh
Adam U. Shaikh, Vice President, Assistant General Counsel, and Assistant Secretary

By:	/s/ John L. Sullivan
John L. Sullivan, Counsel and Assistant Secretary

PRINCIPAL GLOBAL INVESTORS, LLC

By:	/s/ Adam U. Shaikh
Adam U. Shaikh, Associate General Counsel

By:	/s/ John L. Sullivan
John L. Sullivan, Assistant General Counsel

SCHEDULE 1
TO
MANAGEMENT AGREEMENT

Management Fee as a Percentage of the Fund’s Average Daily Net Assets
1.25%

SCHEDULE 2
TO
MANAGEMENT AGREEMENT
Incentive Fee Calculation Examples
If the Hurdle Rate is set at 6.00% on an annualized basis for a given quarter, the calculation of the Incentive Fee for each calendar quarter is as follows:
•No Incentive Fee is payable to the Manager if the Fund’s Pre-Incentive Fee Net Investment Income, expressed as a percentage of the Fund’s net assets in respect of the relevant calendar quarter, does not exceed the quarterly Hurdle Rate;
•100% of the portion of the Fund’s Pre-Incentive Fee Net Investment Income that exceeds the Hurdle Rate but is less than or equal to 1.765% (the “catch-up”) is payable to the Manager if the Fund’s Pre-Incentive Fee Net Investment Income, expressed as a percentage of the Fund’s net assets in respect of the relevant calendar quarter, exceeds the hurdle rate but is less than or equal to 1.765% (7.06% annualized). The “catch-up” provision is intended to provide the Manager with an incentive fee of 15% on all of the Fund’s Pre-Incentive Fee Net Investment Income when the Fund’s Pre-Incentive Fee Net Investment Income reaches 1.765% of net assets; and
•15% of the portion of the Fund’s Pre-Incentive Fee Net Investment Income that exceeds the “catch-up” is payable to the Manager if the Fund’s Pre-Incentive Fee Net Investment Income, expressed as a percentage of the Fund’s net assets in respect of the relevant calendar quarter, exceeds 1.765% (7.06% annualized). As a result, once the Hurdle Rate is reached and the catch-up is achieved, 15% of all the Fund’s Pre-Incentive Fee Net Investment Income thereafter is allocated to the Manager.
If the Hurdle Rate is set at 8.00% on an annualized basis for a given quarter, the calculation of the Incentive Fee for each calendar quarter is as follows:
•No Incentive Fee is payable to the Manager if the Fund’s Pre-Incentive Fee Net Investment Income, expressed as a percentage of the Fund’s net assets in respect of the relevant calendar quarter, does not exceed the quarterly Hurdle Rate;
•100% of the portion of the Fund’s Pre-Incentive Fee Net Investment Income that exceeds the Hurdle Rate but is less than or equal to 2.353% (the “catch-up”) is payable to the Manager if the Fund’s Pre-Incentive Fee Net Investment Income, expressed as a percentage of the Fund’s net assets in respect of the relevant calendar quarter, exceeds the hurdle rate but is less than or equal to 2.353% (9.405% annualized). The “catch-up” provision is intended to provide the Manager with an incentive fee of 15% on all of the Fund’s Pre-Incentive Fee Net Investment Income when the Fund’s Pre-Incentive Fee Net Investment Income reaches 2.353% of net assets; and
•15% of the portion of the Fund’s Pre-Incentive Fee Net Investment Income that exceeds the “catch-up” is payable to the Manager if the Fund’s Pre-Incentive Fee Net Investment Income, expressed as a percentage of the Fund’s net assets in respect of the relevant calendar quarter, exceeds 2.353% (9.405% annualized). As a result, once the Hurdle Rate is reached and the catch-up is achieved, 15% of all the Fund’s Pre-Incentive Fee Net Investment Income thereafter is allocated to the Manager.